Exhibit 4.31

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

ADDENDUM 19
TO THE LEASE AGREEMENT
dated 06/30/1999 and 02/21/2001 AND ADDENDA

Extension of Offices and Parking Spaces Mechelen Campus Building F

BETWEEN

Intervest Offices & Warehouses NV, public regulated real estate company under Belgian law, with registered office at Uitbreidingstraat 66, 2600 Berchem, with company number 0458.623.918 (Register of Legal Entities Antwerp, Antwerp Department), herewith validly represented by two members of the executive committee, being Jean-Paul Sols, CEO and member of the executive committee and Inge Tas, CFO and member of the executive committee.

Hereinafter referred to as the "Landlord”,

AND

Galapagos NV, with registered office in 2800 Mechelen, General de Wittelaan L11 A3, registered in the Register of Legal Entities (Antwerp, Mechelen department) under number 0466.460.429, represented here by Mr. Xavier Maes, General Counsel.

Hereinafter referred to as the “Tenant”,

The Landlord and the Tenant will hereinafter jointly also be referred to as "Parties", or each separately as "Party".

Will first be outlined as follows:

A.    By private lease of 6/30/1999, followed by the notarial lease of 02/21/2021 (hereinafter referred to as the “Basic Lease Agreement”) ,and Addenda 1 and 2, the Tenant took a lease from the then owner, Innotech NV in Mechelen, 1,542m² office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-Noord, General de Wittelaan L11 A3, lot 1, on the first floor, for a fixed term of 15 years, starting on 06/1/2000, ending on 05/31/2015.

B.    Innotech NV merged with Perifund CVA on 6/29/2001, at which time the name was also changed to Intervest Offices NV.

C.    In Agreement “Addendum 3” of 02/13/2004, the Tenant additionally leased 322 m² of office space in the same building plus 7 parking spaces, commencing on 12/01/2003, to end on 05/31/2015.

D.    In Addendum 4 of 08/01/2005, the Landlord temporarily made available to the Tenant ± 20 m² of floor space located in a larger warehouse on General De Wittelaan 9 in Mechelen.

E.    In Addendum 5 of 03/23/2006, the provision under Addendum 4 was prematurely terminated and the Tenant additionally leased a warehouse of ± 100 m² in the same building on General De Wittelaan L11 A3 in Mechelen, commencing on 3/1/2006, to end on 05/31/2015.

F.    In Addendum 6 of 02/06/2007, the Tenant additionally leased warehouse space of ± 213 m² in the same building, commencing on 02/1/2007, to end on 05/31/2015.

G.    In Addendum 7 of 01/31/2008, the Tenant additionally leased office space and sanitary facilities of ± 513 m², reception space of ± 116 m² and storage space of ± 27 m² in the same building, along with 24 parking spaces, commencing on 01/01/2008, to end on 05/31/2015.

H.    In Addendum 8 of 07/14/2009, the Tenant additionally leased office space with private kitchen of ± 716 m² in the same building, commencing on 07/01/2009, to end on 05/31/2015.

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

I.     In Addendum 9 of 09/30/2011, the aforementioned Lease Agreements of 06/30/99 and 02/21/2001 and all the Addenda were extended by 9 years, starting from 06/01/2015 to 05/31/2024, with an additional 458 m² of office space leased on the ground floor, and the premature termination of the lease for 716 m² of office space plus kitchen.

J.    In Addendum 10 of 09/30/2011, the Tenant leased the following additional spaces in the adjacent building located in Mechelen, General De Wittelaan 21: 753 m² lab space on the 2nd floor, plus ± 83 m² of the common entrance and corridors on the ground floor, plus 2 technical storage rooms of ± 60 m², and +/- 760 m² lab space on the 1st floor, and 10 parking spaces.

K.    In Addendum 11 of 05/15/2012, the lease of 30 m² storage space was terminated.

L.    In Addendum 12 of 08/08/2013, the Tenant additionally leased the following in the building located in Mechelen, General De Wittelaan 11A: 398 m² office space, 156 m² storage space and 20 outdoor parking spaces, with effect from 09/01/2013.

M.   In Addendum 13 of 428//2016, the Tenant additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² office space on the 10th floor, and 433 m² on the 9th floor, as well as 30 indoor and 10 outdoor parking spaces, with effect from 06/01/2016.

N.    In Addendum 14 of 12/12/2016, the Tenant additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 433 m² on the 9th floor, as well as 16 indoor and 5 outdoor parking spaces, with effect from 01/01/2017.

O.    In Addendum 15 of 07/03/2017, the Tenant additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² on the 8th floor, as well as 30 indoor and 10 outdoor parking spaces with phased entrance as of 01/07/2017.

P.    In Addendum 16 of 06/06/2018, the Tenant additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² on the 7th floor, as well as 12 indoor parking spaces, with effect from 07/01/2018.

Q.    In Addendum 17 of 06/20/2018 the Tenant has additionally leased the following

a. in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² offices (GLA) on the 6th floor consisting of a first part of approximately 433 m² on the east side of the building and a second part of approximately 433 m² on the west side of the building.

b.   In the building Intercity Business Park lot 1, located at 2800 Mechelen, General de Wittelaan 11A: 845 m² offices (GLA) on the 1st floor; 21 outside parking spaces nos. 416-426 and nos. 448-457.

Furthermore, the Parties agreed in Addendum 17 to bring the end date of the leased property in the building located in Mechelen, Schaliënhoevedreef 20T forward to 12/31/2021 and to abolish the termination option for these leased properties by 05/31/2020, as well as the related penalty clauses.

R.    In Addendum 18 of 01/06/2019 the Tenant additionally leased the following

a.    at the office site “Intercity Business Park” located at the General de Wittelaan 11A in 2800 Mechelen, unit 1/L on the first floor; 23 outdoor parking spaces

b.    in the Mechelen Campus Tower building, located at Schaliënhoevedreef 20T in 2800 Mechelen, 10 underground and 30 above-ground parking spaces

S.    By means of this Addendum to the Basic Lease Agreement (hereinafter referred to as the "Addendum n° 19") the Parties agree to make a number of amendments to the Basic Lease Agreement, and this to the terms and conditions as included in this Addendum n° 19.

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

IT IS NOW EXPRESSLY AGREED AS FOLLOWS:

Article 1: Restriction on the Scope of this Addendum n° 19

This Addendum n° 19 is an addendum to the Basic Lease Agreement as amended by all previous addenda. The provisions of the Basic Lease Agreement (as amended by all previous addenda) from which this Addendum n° 19 does not explicitly deviate remain fully applicable.

The defined terms and definitions of the Basic Lease Agreement used in this Addendum n° 19 shall therefore have the same meaning as in the Basic Lease Agreement, unless this Addendum n° 19 expressly provides otherwise.

Article 2 – The Leased Property

The parties agree to extend the leased spaces under the Basic Lease Agreement (as amended by Addenda 1 to 18) with effect from 1/01/2020:

at the Mechelen Campus office site at Schaliënhoevedreef 20F in 2800 Mechelen:

(i)     609 m² gross leasable area ("GLA") office space, Unit "0/A" on the ground floor, incl. share of common areas, as indicated on the plan in Appendix 1

(ii)    640 m² gross leasable area ("GLA") office space, Unit "1/A" on the first floor, incl. share of common areas, as indicated on the plan in Appendix 2

(iii)   640 m² gross leasable area ("GLA") office space, Unit "2/A" on the second floor, incl. share of common areas, as indicated on the plan in Appendix 3

(iv)   21 indoor parking spaces nos. 506 until 508 (building F) + 348 until 350 + 354 + 355 + 361 + 362 + 365 + 366 (building E) + 246 until 249 + 299 until 303 (building D), as indicated on the plan in Appendix 4 and Appendix 4bis.

(v)    25 outdoor parking spaces nos. 372 until 376 + 794 until 802 + 806 + 807 (building F) + 345 until 353 (building E); as indicated on the plan in Appendix 5.

Hereinafter referred to as the “Leased Property”.

Article 3 – Duration

This Addendum no. 19 shall commence on 12/01/2019 and end on 12/31/2021. The Tenant will be able to terminate the Leased Property on 06/30/2021, in line with as described in Art. 3.3 of Addendum 17, by registered letter at least 6 months in advance. From 06/30/2021, the Leased Property can be cancelled monthly, subject to at least one month's advance notice by registered letter.

The continued use of the Leased Property after the expiry of the contractual period described above shall under no circumstances be regarded as a sign of acceptance of tacit renewal on the part of the Landlord.

Article 4 – Additional Rent

The additional annual rent for the “Leased Property” will be fixed at:

1)    125 Euro/m²/year for the offices (both private and common areas) or 236,125 Euro/per year;

2)    450 Euro/year/outdoor parking space or 11,250 Euro/year for 25 outdoor parking spaces

3)    875 Euro/year/indoor parking space, or 18,375 Euro/year for 21 underground indoor parking spaces

Either 265,750 Euro/year or 66,437.50 Euro/quarter.

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

This additional rent, together with the rent payable under the Base Lease Agreement (as amended by Addendum 1 to 18), will be paid on a quarterly basis.

Article 5 – Indexation of the Rent

The annual indexation of the additional rent mentioned in Article 4 of this Addendum 19 is linked to the health index 2013 and will take place on January 1, each year (and for the first time on January 1, 2021), with December 2019 as the base index.

Article 6 – Fees

The Parties agree to increase the provision for charges with effect from 01/01/2020 by EUR 52,982 on an annual basis or EUR 13,223 per quarter.

Article 7 – Deposit

The Tenant shall, within one month after the signing of this Addendum, increase the amount of the existing bank guarantee by an amount equal to 6 months lease or € 132,875.

Article 8 - Condition of the Leased Property at the Time of Transfer

As of 01/01/2020, the Leased Property will be rented in the ‘as is’ condition which is known to the Tenant, who declares to have inspected the Leased Property and examined it in all its details.

A  building survey of the Leased Property, which the Parties will be definitively bound, shall be drawn up no later than the date on which this Agreement comes into effect.

The Parties agree that the Tenant is entitled to remove the current existing partitions without the Tenant being obliged to replace them at the time of return of the Leased Property.

This building survey will be drawn up at the first request of one of the Parties by Mr. Collin, surveyor and sworn assessor of real estate hereby appointed by mutual agreement of the Parties. The expert's fees shall be borne proportionately by both Parties, each for half. This building survey forms an integral part of the Basic Lease Agreement as amended by the present Addendum 19.

Article 9 – Special Provisions

1/The Leased Property shall be leased in the condition in which it currently is in, without the Landlord having to make any adjustments. However, the Landlord shall ensure that only the following work shall be carried out at its expense on the shortest reasonable timescale:

-       Fit new carpet (T4 anti-static tile carpet)

-       Paint all fixed walls

-       Replace damaged tiles

-       General clean up

-       Adjust technology (HVAC) if it does not function correctly and in conformity in open landscape.

-       Put sprinkler System in good working order

2/ The Tenant will have early access to the first floor as from 11/15/2019 to carry out private furnishing works after:

-       The building survey has been created

-       The deposit has been adjusted in accordance with

-       The work of the Landlord described above in Art. 9.1 has been performed.

The Landlord undertakes to deliver the first floor by 11/15/2019 at the latest with the described owner works (Art.9.1).
The rent for this floor is due from the effective date of this Addendum, being 12/01/2019. The charges and taxes for this floor are due as of the early use (11/15/2019 at the earliest).

3/ The Tenant will have early access to the ground floor and the second floor from 12/01/2019 to carry out of private furnishing works. The rent of the ground floor and the 2nd floor is not due until 01/01/2020. The charges and taxes of the ground floor and the 2nd floor are due as of the early use (01/12/2019 at the earliest).

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Article 10 – Registration

The Landlord will have this Addendum registered, where the registration fees are at the Tenant's expense.

The registration duties amount to 0.20% and are calculated on the combined amount of the lease price and the joint charges for the entire duration of this Agreement. For tax purposes, these joint charges will be imposed based on this Addendum and are estimated at 10% of the additional lease.

Article 11 – Data Protection

If and to the extent that Intervest processes personal data of the Tenant (including Tenant's appointees), Intervest will do so in accordance with the applicable data protection legislation and Intervest's privacy statement.  Intervest's privacy statement is annexed to this agreement. The most recent version of Intervest's privacy statement is always available at https://www.intervest.be/nl/privacyverklaring-huurders. The Tenant undertakes to check regularly on this web page whether Intervest's privacy statement has been changed. The Tenant undertakes to communicate Intervest's privacy statement to its appointees

****************************

Thus, drawn up in triplicate on October 17, 2019, each Party acknowledging receipt of its copy and one copy being for registration.

/s/	/s/
Intervest Offices & Warehouses NV	Galapagos NV
The Landlord	The Tenant

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendices:

1)    Office Plan of the Leased Property 0/A on the Ground Floor

2)    Office Plan of the Leased Property 1/A on the First Floor

3)    Office Plan of the Leased Property 2/A on the Second Floor

4)    and 4 bis) Parking Plan of Indoor Parking Spaces

5)    Parking Plan of Outdoor Parking Spaces

Appendix 1: Floor Plan of Ground Floor Building F

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendix 2: Floor Plan +1 Building F

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendix 3: Floor Plan + 2 Building F

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendix 4: Indoor Parking Spaces

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendix 4 a

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendix 5: Outdoor Parking Spaces

765
764
763A
763
762A
762
761A
761
760A
760
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798
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795
794
801
802
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805
F
E
91C
91B
91A
091
090
089
088
087
086
085
084
080
079
078
077
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075
345
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